SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  September 24,
1996

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado               0-17267             84-1095959
(State or other           (Commission         (I.R.S. Employer
jurisdiction               File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado         80202
(address of principal executive offices)            (zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
(former name or former address, if changed since last report)



                                  -1-


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated September 24, 1996, the text of which was as follows:

Mallon Oil Company, a unit of Mallon Resources Corporation (Nasdaq: "MLRC"), reported that its Mallon '34' Federal No. 15 well in Northeast Lea Field in Lea County, New Mexico, was completed as an oil well in a new Brushy Canyon zone of the Delaware Formation. The well's initial daily production rate was 145 barrels of oil, 66 mcf of gas, and 142 barrels of water. After three weeks of production, the well's daily production rate is approximately 90 barrels of oil, 45 mcf of gas, and 325 barrels of water. This is the first well of 13 drilled by Mallon on its acreage block to be completed in the lower Brushy Canyon zone, which lies at a depth of approximately 8,100 feet.
Mallon's other wells in the area produce from Cherry Canyon and/or middle Brushy Canyon zones.

The No. 15's primary drilling targets were a series of Cherry Canyon and Brushy Canyon zones at depths between 5,700 feet and 6,800 feet. Electric logs and other diagnostic tools suggest these up-hole targets will also be productive in the well. Mallon intends to complete these zones and combine their production with the Brushy Canyon production in the near future.

Mallon operates the well, with a 84% working interest.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon also owns approximately 14 million shares of the common stock of Laguna Gold Company, a company engaged in the exploration for and development of precious metals in Costa Rica. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC." Mallon is headquartered in Denver, Colorado. Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC", or "MLRCD".

Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Mallon Resources Corporation


September 27, 1996         __/s/ Roy Ross____________________
                           Roy K. Ross, Executive Vice President